EXHIBIT 23(d)(6)

REIMBURSEMENT OF CERTAIN FUND EXPENSES

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of April 2, 2007, between SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC., a Maryland corporation (the “Series”), on behalf of Seligman LaSalle Monthly Dividend Real Estate Fund and Seligman LaSalle Global Real Estate Fund (each, a “Fund”), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse each Fund’s “other expenses” to the extent set forth in the Series’ prospectuses included in the Series’ Registration Statement, dated April 2, 2007.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

BY:	BY:

TITLE:	TITLE:

DATE:	DATE: